UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 9, 2007

TOUSA, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32322	76-0460831
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4000 Hollywood Blvd., Suite 500 N, Hollywood, Florida		33021
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	954-364-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

As part of TOUSA, Inc.'s (the "Company") settlement with the Senior Mezzanine Lenders and the Junior Mezzanine Lenders to the Transeastern Joint Venture, the Company issued (i) 8% Series A Convertible Preferred PIK Preferred Stock (the "Preferred Stock") and (ii) warrants (the "Warrants") to purchase shares of its common stock, par value $.01 per share (the "Common Stock").

The Preferred Stock ranks senior to all of the Company's capital stock with respect to liquidation and dividends and has an initial aggregate liquidation preference of $117.5 million and accrues dividends semi-annually at 8% per annum as follows: (i) 1% payable in cash; (ii) the remaining 7% payable, at the Company's option, in cash, additional Preferred Stock, or a combination thereof. The Preferred Stock is mandatorily redeemable on July 1, 2015 in, at the Company's option, cash, Common Stock or a combination thereof. The Preferred Stock is convertible into the Company's Common Stock, at a conversion price which initially equals the 20-trading day average Common Stock closing price commencing 60 days immediately after the closing of the settlement (the "Measurement Period") multiplied by 1.40. The Measurement Period has ended and the resulting conversion price is $1.61 per share. As a result, if all of the holders of the Preferred Stock exercised the conversion feature, the Company would have to issue approximately 73.0 million shares of its Common Stock. The conversion price of the Preferred Stock will be adjusted for certain anti-dilution events including below market price or below the conversion price issuances by the Company of its Common Stock, subject to certain exceptions.

The Warrants are exercisable for a term of five years from the date of issuance. The Warrants were issued in two tranches with exercise prices to be based on the Measurement Period. As a result, the Warrants are exercisable as follows (i) 5,045,662 shares of Common Stock can be purchased at $5.31 per share, and (ii) 5,045,662 shares of Common Stock can be purchased at $6.38 per share. The exercise prices of the Warrants will be adjusted for certain anti-dilution events including below market price or below the conversion price issuances by the Company of its Common Stock, subject to certain exceptions.

A holder of Preferred Stock and/or Warrants does not have the right to convert the Preferred Stock into Common Stock or purchase Common Stock upon exercise of the Warrants if, after giving effect to such conversion and/or exercise, such holder would become the beneficial owner of greater than 39.9% of the Common Stock then outstanding.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOUSA, Inc.

November 9, 2007	By:	/s/ Stephen M. Wagman

Name: Stephen M. Wagman
Title: Executive Vice-President and Chief Financial Officer